Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2024 RESULTS

MOUNT AIRY, N.C., October 17, 2024 –– Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications, today announced financial results for its fourth quarter and fiscal year ended September 28, 2024.

Fourth Quarter 2024 Highlights

●	Net sales of $134.3 million
●	Gross profit of $12.3 million, or 9.1% of net sales
●	Net income of $4.7 million, or $0.24 per share
●	Operating cash flow of $16.2 million
●	Net cash balance of $111.5 million and no debt outstanding as of September 28, 2024
●	Improving business outlook

Fourth Quarter 2024 Results

Net earnings for the fourth quarter of fiscal 2024 were $4.7 million, or $0.24 per share, compared to $5.6 million, or $0.29 per share, in the same period a year ago. Insteel’s fourth quarter results were unfavorably impacted by narrower spreads between selling prices and raw material costs relative to the prior year quarter, along with lower shipments.

Net sales decreased 14.7% to $134.3 million, down from $157.5 million in the prior year quarter, reflecting a 12.9% decrease in average selling prices and a 2.1% decline in shipments. Average selling prices were negatively affected by persistent competitive pricing pressures in our welded wire reinforcing markets and the impact of low-priced PC strand imports. Shipments for the current year quarter were adversely impacted by weaker market conditions as compared to recent years and adverse weather conditions in certain of our markets during the period. Sequentially, average selling prices decreased 2.8% from the third quarter, while shipments declined 5.2%. Gross margin increased 20 basis points to 9.1% from 8.9% in the prior year quarter, mostly due to lower unit manufacturing costs on higher production volume.

Operating activities generated $16.2 million of cash during the fourth quarter compared to $38.6 million in the prior year quarter due to a reduction in the relative changes in net working capital. Working capital provided $5.3 million of cash in the current year, driven by a reduction in receivables and an increase in accounts payable and accrued expenses, compared to $28.6 million the prior year.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Fiscal 2024 Results

Net earnings for fiscal 2024 decreased to $19.3 million, or $0.99 per share, from $32.4 million, or $1.66 per share, in the prior year. Earnings for the prior year benefited from a $3.3 million, or $0.13 per share, gain on the sale of property, plant, and equipment.

Net sales decreased 18.5% to $529.2 million from $649.2 million in the prior year, driven entirely by a decrease in average selling prices as shipments remained flat. Gross profit decreased to $49.6 million from $65.4 million in the same period a year ago, and gross margin narrowed to 9.4% from 10.1% due to lower spreads.

Operating activities generated $58.2 million of cash compared to $142.2 million in the prior year due to a reduction in net earnings and the relative change in working capital. Working capital provided $18.9 million of cash in the current year, driven by a reduction in inventories and receivables, compared to $95.6 million in the prior year.

Capital Allocation and Liquidity

Capital expenditures for fiscal 2024 decreased to $19.1 million from $30.7 million in the prior year and are expected to total up to approximately $22.0 million in fiscal 2025, primarily focused on cost and productivity improvement initiatives as well as recurring maintenance requirements.

Insteel ended the year with $111.5 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we move forward into fiscal year 2025, we anticipate a gradual improvement in business conditions across our markets,” commented H.O. Woltz III, Insteel’s President and CEO. “Although recent leading indicators for nonresidential construction spending have been mixed, we expect that declining inflation and the downward trajectory in interest rates will help stimulate demand in the months ahead. Additionally, we remain optimistic about the impact of spending from the Infrastructure Investment and Jobs Act, which is expected to boost infrastructure-related project activity and lay a stronger foundation for future growth.”

Mr. Woltz further commented, “We also acknowledge the challenges ahead as import related headwinds are expected to persist in our PC strand markets, putting further pressure on selling prices, volumes and spreads in our first quarter. We are continuing our efforts to eliminate the section 232 tariff distortion in the PC strand market, and we will carefully consider filing antidumping and countervailing duty actions that are warranted.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and 2024 fiscal year end financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 30, 2023, and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 30, 2023, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023

Net sales	$134,304	$157,524	$529,198	$649,188
Cost of sales	122,045	143,541	479,566	583,790
Gross profit	12,259	13,983	49,632	65,398
Selling, general and administrative expense	7,531	8,129	29,652	30,685
Other expense (income), net	35	-	37	(3,423)
Interest expense	13	20	89	87
Interest income	(1,382)	(1,422)	(5,433)	(3,706)
Earnings before income taxes	6,062	7,256	25,287	41,755
Income taxes	1,393	1,630	5,982	9,340
Net earnings	$4,669	$5,626	$19,305	$32,415

Net earnings per share:
Basic	$0.24	$0.29	$0.99	$1.66
Diluted	0.24	0.29	0.99	1.66

Weighted average shares outstanding:
Basic	19,502	19,499	19,502	19,504
Diluted	19,564	19,568	19,575	19,566

Cash dividends declared per share	$0.03	$0.03	$2.62	$2.12

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 28,	June 29,	September 30,
	2024	2024	2023
Assets
Current assets:
Cash and cash equivalents	$111,538	$97,745	$125,670
Accounts receivable, net	58,308	61,234	63,424
Inventories	88,840	89,379	103,306
Other current assets	8,608	8,766	6,453
Total current assets	267,294	257,124	298,853
Property, plant and equipment, net	125,540	127,889	120,014
Intangibles, net	5,341	5,528	6,090
Goodwill	9,745	9,745	9,745
Other assets	14,632	14,329	12,811
Total assets	$422,552	$414,615	$447,513

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$37,487	$34,827	$34,346
Accrued expenses	9,547	9,888	11,809
Total current liabilities	47,034	44,715	46,155
Other liabilities	24,663	23,885	19,853
Commitments and contingencies
Shareholders' equity:
Common stock	19,452	19,445	19,454
Additional paid-in capital	86,671	85,599	83,832
Retained earnings	245,340	241,254	278,502
Accumulated other comprehensive loss	(608)	(283)	(283)
Total shareholders' equity	350,855	346,015	381,505
Total liabilities and shareholders' equity	$422,552	$414,615	$447,513

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Cash Flows From Operating Activities:
Net earnings	$4,669	$5,626	$19,305	$32,415
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,001	3,469	15,413	13,304
Amortization of capitalized financing costs	12	12	50	57
Stock-based compensation expense	1,169	891	3,072	2,425
Deferred income taxes	557	1,229	4,195	238
Loss (gain) on sale and disposition of property, plant and equipment and assets held for sale	49	50	99	(3,271)
Increase in cash surrender value of life insurance policies over premiums paid	(503)	-	(1,532)	(531)
Net changes in assets and liabilities:
Accounts receivable, net	2,926	2,939	5,116	18,222
Inventories	539	29,820	14,466	94,348
Accounts payable and accrued expenses	1,853	(4,204)	(639)	(16,949)
Other changes	957	(1,281)	(1,338)	1,942
Total adjustments	11,560	32,925	38,902	109,785
Net cash provided by operating activities	16,229	38,551	58,207	142,200

Cash Flows From Investing Activities:
Capital expenditures	(1,689)	(4,098)	(19,149)	(30,702)
(Increase) decrease in cash surrender value of life insurance policies	(74)	249	(517)	(476)
Proceeds from sale of property, plant and equipment	-	-	4	9,924
Proceeds from surrender of life insurance policies	-	-	25	358
Net cash used for investing activities	(1,763)	(3,849)	(19,637)	(20,896)

Cash Flows From Financing Activities:
Proceeds from long-term debt	68	68	298	323
Principal payments on long-term debt	(68)	(68)	(298)	(323)
Cash dividends paid	(583)	(584)	(50,942)	(41,252)
Cash received from exercise of stock options	-	48	428	239
Financing costs	-	-	-	(177)
Payment of employee tax withholdings related to net share transactions	(90)	(236)	(352)	(432)
Repurchases of common stock	-	-	(1,836)	(2,328)
Net cash used for financing activities	(673)	(772)	(52,702)	(43,950)

Net increase (decrease) in cash and cash equivalents	13,793	33,930	(14,132)	77,354
Cash and cash equivalents at beginning of period	97,745	91,740	125,670	48,316
Cash and cash equivalents at end of period	$111,538	$125,670	$111,538	$125,670

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$65	$2,368	$3,332	$7,834
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	2,449	1,301	2,449	1,301
Restricted stock units and stock options surrendered for withholding taxes payable	90	236	352	432